Exhibit 10.s

                Description of Director Compensation pursuant to
                    Item 601(b)(10)(iii)(A) of Regulation S-K

Directors of First Bancorp (the "Company") are paid a monthly retainer of $600. In addition, the Company's directors receive a fee of $250 for each board meeting they attend. Board meetings are normally held monthly. Directors who serve on the Executive Committee, Nominating and Corporate Governance Committee, Audit Committee, or Compensation Committee also receive $250 for each committee meeting they attend.

The Company's directors are also paid $250 for each board meeting of a Company subsidiary they attend. All directors of the Company are members of the board of directors of First Bank, the Company's most significant subsidiary. Various combinations of six to ten directors of the Company serve on the boards of Montgomery Data Services and First Bancorp Financial Services, subsidiaries of the Company, and First Bank Insurance Services, a subsidiary of First Bank. The boards of First Bank and Montgomery Data Services normally meet on a monthly basis, the First Bank Insurance Services board normally meets on a quarterly basis, and the board of First Bancorp Financial Services is scheduled to meet one time each year.

Non-employee directors of the Company also participate in the Company's stock option plan. In June of each year for the five-year period beginning June 1, 2004 and ending on June 1, 2009, each non-employee director of the Company received or will receive an option to acquire 2,250 shares (as adjusted for the November 2004 stock split) of the Company's common stock. The options have an exercise price equal to the fair market value of such stock on the date of grant and have a maximum term of 10 years.

In addition, the Company provides one of its directors, Mr. Jordan Washburn, with approximately 100 square feet of office space, which Mr. Washburn uses primarily in connection with his work with various charitable organizations.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending bank educational conferences.